Exhibit 6(p)

BEAUTYKIND, LLC

COMMON UNIT PURCHASE AGREEMENT

This Common Unit Purchase Agreement (this "Agreement") is entered into as of _________ _________, 2014 by and between BeautyKind, LLC, a Texas limited liability company (the "Company"), and LAYN, Ltd. ("Purchaser").

1.	Purchase and Sale of Units

Subject to the terms and conditions of this Agreement, on the Purchase Date (as defined below), the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, 3,890,500 units (the "Units") of the Company's common units (the "Common Units"), in exchange for payment of $0.0001 per Unit in cash (total purchase price of $389.05), receipt of which is hereby acknowledged by the Company. In addition, Purchaser agrees to assign to the Company certain ideas, business plans, concepts and related intellectual property rights pursuant to an Intellectual Property Assignment Agreement in substantially the form attached hereto as Exhibit A. The term "Units" shall include the purchased Units and all securities received in replacement of or in connection with the Units pursuant to any unit dividends or splits, all securities received in replacement of the Units in any recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Purchaser is entitled by reason of Purchaser's ownership of the Units.

2.	Closing

The purchase and sale of the Units shall occur at the principal office of the Company simultaneously with the execution of this Agreement or on such other date as the Company and Purchaser shall agree (the "Purchase Date"). On the Purchase Date, the Purchaser shall deliver to the Company a signed copy of the Intellectual Property Assignment Agreement by Purchaser and payment of the purchase price for the Units by (a) check made payable to the Company, (b) cancellation of indebtedness of the Company to Purchaser, or (c) by a combination of the foregoing.

3.	Repurchase Right

In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, encumber or dispose of any interest in the Units while the Units are subject to the Company's Repurchase Option (as defined below). After any Units have been released from the Repurchase Option, Purchaser shall not assign, encumber or dispose of any interest in such Units except in compliance with the provisions of this Agreement and applicable securities laws.

(a)	Repurchase Option.

(i)          In the event that Purchaser shall at any time cease to have an employment, consulting or other service relationship with the Company (or any successor or its parent company) for any reason (the date of such termination being the "Termination Date"), the Company shall have the right (the "Repurchase Option"), for a period of 90 days from such Termination Date (the "Option Period"), to repurchase any or all of the Units that have not yet been released from the Repurchase Option pursuant to Section 3(b) (the "Unvested Units") at a repurchase price of $0.0001 per Unit in cash (subject to adjustment for any unit split or similar event) (the "Repurchase Price"). The Company may exercise its Repurchase Option as to any or all of the Unvested Units at any time during the Option Period by written notice to Purchaser; provided, however, that without requirement of further action on the part of either party hereto, the Repurchase Option shall be deemed to have been automatically exercised as to all Unvested Units at 5:00 p.m. Pacific time on the last day of the Option Period, unless the Company declines in writing to exercise its Repurchase Option in whole or in part prior to such time; provided further, that notwithstanding the above, the Repurchase Option shall not be deemed to have been automatically exercised, and shall instead be deemed to become temporarily unexercisable as of such time and date and extended by the duration of any such period, in any case where such automatic exercise would result in a violation of applicable law, and the Repurchase Option shall once again be deemed exercisable (or, as provided above, exercised) as soon as a violation of applicable law would not result from its exercise.

(ii)         If the Company determines not to exercise the Repurchase Option in whole or in part, it shall notify Purchaser prior to the end of the Option Period, and the Repurchase Option shall thereupon terminate as to any Unvested Units for which the Company declined to exercise the Repurchase Option. If the Repurchase Option is exercised or deemed to be exercised, then within five (5) business days after the date of such exercise or deemed exercise, the Company shall notify the Escrow Agent (as defined below) thereof and shall make payment of the aggregate Repurchase Price for the Unvested Units being repurchased by any of the following methods: (A) delivering to Purchaser a check in the amount of the aggregate Repurchase Price; (B) canceling an amount of indebtedness of Purchaser to the Company equal to the aggregate Repurchase Price; or (C) any combination of (A) and (B) such that the combined payment and cancellation of indebtedness equals such aggregate Repurchase Price. Upon delivery of the payment of the aggregate Repurchase Price in any of the ways described above, the Company shall become the legal and beneficial owner of the Unvested Units being repurchased and all related rights and interests therein, and the Company shall have the right to retain and transfer to its own name the number of Unvested Units being repurchased by the Company.

(iii)        If the Company neither notifies Purchaser prior to the end of the Option Period of the Company's decision not to exercise its Repurchase Option nor delivers payment of the aggregate Repurchase Price to Purchaser within five (5) business days after the actual or deemed exercise of the Repurchase Option (or within an additional period in accordance with Section 3(a)(i)), then the sole remedy of Purchaser thereafter shall be to receive the aggregate Repurchase Price from the Company in the manner set forth above for the Unvested Units deemed repurchased, and in no case shall Purchaser have any claim of ownership as to any of such Unvested Units. If the Repurchase Option is terminated in whole or in part by written notice from the Company to Purchaser, then upon and following such termination the only remaining right of Purchaser under this Agreement shall be the right to receive and retain the Unvested Units as to which the Repurchase Option was terminated, and Purchaser shall have no right whatsoever to receive the Repurchase Price.

(b)	Vesting; Release of Units From Repurchase Option.

(i)          All of the Units shall initially be deemed Unvested Units and subject to the Repurchase Option. So long as no Termination Date has occurred, 1/48th of the Unvested Units referred to in the immediately preceding sentence shall be released from the Repurchase Option and shall thereupon cease to be Unvested Units on the first day of each successive calendar month of completed service after the Vesting Commencement Date, until all Unvested Units have been released from the Repurchase Option on fourth anniversary of the Vesting Commencement Date.

(ii)         Notwithstanding anything to the contrary in this Agreement, if Purchaser's employment is terminated by the Company (or its successor or parent) without Cause or by Purchaser for Good Reason (as such terms are defined below), in each case in connection with or at any time within 12 months after a Change of Control (as defined below), any and all then remaining Unvested Units shall be immediately released from the Repurchase Option, effective immediately prior to the Termination Date, and thereupon shall cease to be Unvested Units subject to the Repurchase Option under this Agreement.

(iii)        Notwithstanding anything to the contrary in this Agreement, if Purchaser's employment is terminated by the Company (or its successor or parent) without Cause or by Purchaser for Good Reason, in each case at any time prior to (and not in connection with) a Change of Control, then all of the then Unvested Units shall be deemed released from the Repurchase Option, effective immediately prior to the Termination Date, and thereupon shall cease to be Unvested Units subject to the Repurchase Option under this Agreement.

(c)          Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)          "Cause" means Purchaser's (A) continued intentional or willful failure to perform Purchaser's duties and responsibilities to the Company more than 30 days after Purchaser's receipt of written notice from the Company's Board of Managers identifying with particularity the factual basis for such failure or negligence; (B) willful and unauthorized misappropriation by Purchaser of any proprietary information or trade secrets of the Company that causes material harm to the Company; (C) commission of any act of dishonesty, fraud or willful misconduct that causes material harm to the Company; or (D) conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state.

(ii)         "Change of Control" means (A) a merger, consolidation or reorganization involving the Company in which the units of the Company outstanding immediately prior to such merger, consolidation or reorganization (or the units into which such units are converted or for which such units are exchanged in connection with such merger, consolidation or reorganization) do not represent immediately following such merger, consolidation or reorganization at least a majority, by voting power, of the equity securities of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger, consolidation or reorganization, the parent entity of such surviving or resulting entity; or (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(iii)        "Good Reason" shall be deemed to occur if any of the following occurs without Purchaser's written consent: (A) a material change in Purchaser's authority or operating responsibilities, provided that neither a mere change in title following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control with respect to the operations of the Company nor an immaterial change in responsibilities shall, by itself, constitute a material change in authority or operating responsibilities; (B) a failure to pay, or a reduction in, Purchaser's base salary or minimum bonus (if applicable), other than a reduction as a result of an across-the-board reduction in base salaries or minimum bonuses for all management-level employees of the Company by an average percentage not less than the percentage reduction of Purchaser's base salary or minimum bonus; or (C) relocation of Purchaser's principal place of employment to a facility or location more than 30 miles from the Company's current location.

(d)          Escrow. For purposes of facilitating the enforcement of the provisions of this Section 3, Purchaser agrees, immediately upon receipt of the certificate(s) for the Units subject to the Repurchase Option, to deliver such certificate(s), together with an Assignment Separate From Certificate in the form attached to this Agreement as Exhibit B executed by Purchaser (and by Purchaser's spouse if required for transfer), in blank, to the Secretary of the Company or the Secretary's designee (as applicable, the "Escrow Agent"), to hold such certificate(s) and Assignment Separate From Certificate in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Purchaser hereby acknowledges that the Escrow Agent is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that such appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that the Escrow Agent shall not be liable to any party hereof (or to any other party). The Escrow Agent may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the Escrow Agent resigns as escrow holder for any or no reason, the Board of Managers of the Company shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement. Certificates representing the Units that have been released from the Repurchase Option shall be delivered to Purchaser upon request promptly after such release.

4.	Right of First Refusal

Before any Units held by Purchaser or any transferee of Purchaser (either being sometimes referred to herein as the "Holder") may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Units on the terms and conditions set forth in this Section 4 (the "Right of First Refusal").

(a)          Transfer Notice. In the event that Purchaser (i) proposes to sell, pledge, gift or otherwise voluntarily transfer to a third party any Units, or any interest therein (any such event a "Voluntary Transfer"), or (ii) any Units, or any interest therein, are to be transferred involuntarily to any third party pursuant to divorce, legal separation, foreclosure, legal judgment, bankruptcy or other legal or administrative proceeding, or any other involuntary transfer (any such event an "Involuntary Transfer"), the Company shall have the Right of First Refusal with respect to all, or any portion thereof, of such Units. In the event of a proposed Voluntary Transfer or Involuntary Transfer, Purchaser shall promptly give a written notice (the "Transfer Notice") to the Company describing fully the proposed transfer, including the number of Units proposed to be transferred (and the number of such Units that are Unvested Units), the proposed transfer price (if applicable), the name and address of the proposed transferee (the "Transferee"), and evidence satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. In the event of a Voluntary Transfer, the Transfer Notice shall be signed both by Purchaser and by the proposed Transferee and must constitute a binding commitment on both parties to the proposed transfer of the Units. In the event of an Involuntary Transfer, the Transfer Notice shall contain an explanation of the circumstances of the transfer and copies of any related legal documents, including without limitation any judgment liens, court documents or foreclosure notices. The Company shall have the right to purchase all, or any portion thereof, of the Units on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Sections 4(b) and 4(c)) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company.

(b)          Transfer of Units. If the Company fails to exercise its entire Right of First Refusal within 30 days after the date when it received the Transfer Notice, Purchaser may, not later than 90 days following receipt of the Transfer Notice by the Company, complete a transfer of the portion of the Units not elected to be purchased by the Company, that are subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale must be made in compliance with applicable federal and state securities laws and not in violation of any other contractual restrictions to which Purchaser is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by Purchaser or such Transferee, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in this Section 4. If the Company exercises any portion of its Right of First Refusal, the parties shall consummate the sale of the portion of the Units to be purchased by the Company on the terms set forth in the Transfer Notice within 60 days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice), provided, however, that in the event the Transfer Notice provided that payment for the Units was to be made in a form other than cash or cash equivalents (an "In-Kind Transfer"), the Company shall have the option of paying for the Units with cash or cash equivalents at a price equal to the Fair Market Value (as determined pursuant to Section 4(c)) of the consideration described in the Transfer Notice.

(c)          Transfer Price. In the event of a Voluntary Transfer by pledge, gift or In-Kind Transfer, or any Involuntary Transfer, the price per Unit shall be determined as follows. The Company shall be entitled to purchase any Unvested Units at the Repurchase Price. The Company shall be entitled to purchase any Units that are no longer Unvested Units at the then effective fair market value for such Units, (the "Fair Market Value"), as determined in good faith by the Board of Managers. In the event that Purchaser or any proposed Transferee (a "Disagreeing Party") disagrees with such Fair Market Value determined by the Board of Managers, the Disagreeing Party shall be entitled to have the Fair Market Value determined by an independent appraiser or recognized standing mutually acceptable to the Company and the Disagreeing Party, the fees for which appraisal shall be borne solely by the Disagreeing Party.

(d)          Permitted Transfers. This Section 4 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a Voluntary Transfer to any members of Purchaser's Immediate Family (as defined below) or to a trust established by Purchaser for the benefit of Purchaser or Purchaser's Immediate Family members, provided in each case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If Purchaser transfers any Units, either under this Section 4(d) or after the Company has failed to exercise the Right of First Refusal, then this Section 4 shall apply to the Transferee to the same extent as it applied to Purchaser. "Immediate Family" as used herein shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

(e)          Termination of Right of First Refusal. The Right of First Refusal pursuant to this Section 4 shall terminate upon the earlier of (i) the first sale of Common Units to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") or (ii) the closing of a Change of Control.

5.	Assignment of Company Purchase Rights

The rights of the Company to purchase any portion of the Units under Section 3 or Section 4 of this Agreement may be assigned, in whole or in part, to any member or members of the Company or other persons or organizations approved by the Board of Managers.

6.	Termination of Rights as Member

If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Units to be purchased in accordance with Section 3 or Section 4 above, then after such time the person from whom such Units are to be purchased shall no longer have any rights as a Holder of such Units (other than the right to receive payment of such consideration in accordance with this Agreement). Such Units shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor has or have been delivered as required by this Agreement.

7.	Market Standoff

In connection with the initial underwritten public offering by the Company of its equity securities, Purchaser agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of Common Units or other equity securities under the Securities Act and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days, which period may be extended upon the request of the managing underwriter, to the extent required by any NASD, NYSE or FINRA rules, for an additional period of up to 15 days if the Company issues or proposes to issue an earnings or other public release within 15 days after the expiration of the 180-day period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Common Units or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Units held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Units or other securities, in cash, or otherwise. The foregoing provisions of this Section 7 shall apply only to the initial public offering of the Company, shall not apply to the sale of any units to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 7 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.

8.	Purchaser Representations

In connection with the purchase of the Units, Purchaser represents and warrants to the Company the following:

(a)          Purchaser is acquiring the Units for investment for Purchaser's own account only, not as a nominee or agent, and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Purchaser has no present intention of selling, granting any participation in or otherwise distributing the Units. Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any other person or entity, with respect to any of the Units.

(b)          Purchaser understands that the Units have not been registered under the Securities Act or any state securities laws by reason of specific exemptions therefrom that depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein, and that the Units must be held indefinitely, unless they are subsequently registered under the Securities Act and applicable state securities laws or Purchaser provides evidence satisfactory to the Company that an exemption from registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Units.

(c)          Purchaser will not sell, transfer or otherwise dispose of the Units in violation of the Securities Act, the Securities Exchange Act of 1934, any state securities law or the rules promulgated thereunder. Purchaser agrees that Purchaser will not dispose of the Units unless and until Purchaser has complied with all requirements of this Agreement applicable to the disposition of Units and Purchaser has provided the Company with written assurances, in substance and form satisfactory to the Company, that (i) the proposed disposition does not require registration of the Units under the Securities Act, or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken, and (ii) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Units under any applicable state securities laws, rules and regulations.

(d)          Purchaser has been furnished with, and has had access to, such information as Purchaser considers necessary or appropriate for deciding whether to invest in the Units, and Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Units.

(e)          Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser's purchase or disposition of the Units or Purchaser's making of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") as contemplated by this Agreement. Purchaser represents that Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Units and that Purchaser is not relying on the Company or counsel to the Company for any tax advice.

9.	Restrictive Legends and Stop-Transfer Orders

(a)          Legends. If any certificates or certificates are issued to represent the Units, such certificate or certificates shall bear the following legends (as well as any legends required by applicable state and federal securities laws):

(i)          THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT EFFECTIVE REGISTRATIONS THEREUNDER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATIONS ARE NOT REQUIRED.

(ii)         THE UNITS REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE UNITS (OR THE PREDECESSOR IN INTEREST TO THE UNITS), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b)          Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)          Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Units or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Units shall have been so transferred. Any attempt to transfer contrary to the provisions of Section 8(c) shall be void.

(d)          Removal of Legend. When all of the following events have occurred, the Units then held by Purchaser will no longer be subject to the legend referred to in Section 9(a)(ii): (i) the termination of the Right of First Refusal; (ii) the expiration or termination of the lock-up provisions of Section 7 (and of any agreement entered pursuant to Section 7); and (iii) the expiration or exercise in full of the Repurchase Option. After such time, and upon Purchaser's request, a new certificate or certificates representing the Units not repurchased shall be issued without the legend referred to in Section 9(a)(ii) and delivered to Purchaser.

10.	No Employment Rights

Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Purchaser's employment or consulting relationship, for any reason, with or without cause.

11.	Section 83(b) Election

Purchaser understands that Section 83(a) of the Code, taxes as ordinary income the difference between the amount paid for the Units and the fair market value of the Units as of the date any restrictions on the Units lapse. In this context, "restriction" means the right of the Company to buy back the Units pursuant to the Repurchase Option set forth in Section 3(a) of this Agreement. Purchaser understands that Purchaser may elect to be taxed at the time the Units are purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) of the Code (an "83(b) Election"), in substantially the form attached hereto as Exhibit C, with the Internal Revenue Service within 30 days from the date of purchase. Even if the fair market value of the Units at the time of the execution of this Agreement equals the amount paid for the Units, the election must be made to avoid income under Section 83(a) of the Code in the future. Purchaser understands that failure to file such an election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser acknowledges and agrees that it is solely Purchaser's responsibility to timely file an 83(b) Election, if Purchaser chooses to do so, that the Company has no responsibility or obligation of any kind to assist with such filing, and that Purchaser will have no claim of any kind against the Company or counsel to the Company if Purchaser fails to timely file such 83(b) Election. Purchaser further understands that an additional copy of such election form should be filed with Purchaser's federal income tax return for the calendar year in which the date of this Agreement falls. Purchaser acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Units hereunder and does not purport to be complete. Purchaser further acknowledges that the Company has directed Purchaser to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Purchaser may reside, and the tax consequences of Purchaser's death.

12.	General

(a)          Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

(b)          Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c)          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d)          Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(e)          Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth below or as subsequently modified by written notice.

(f)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g)          Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Company's successors and assigns. Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall be deemed to assume the obligations and to be entitled to the benefits under this Agreement to the same extent as the Company would be required to perform such obligations or would be entitled to such benefits in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that executes and delivers the assumption agreement described in this section or that becomes bound by the terms of this Agreement by operation of law.

(h)          No Right to Continued Employment. Purchaser acknowledges and agrees that the vesting of Units pursuant to this Agreement is earned only by continuing service as a service provider at will (and not through the act of being hired or purchasing Units hereunder). Purchaser further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, or for any period at all, and shall not interfere with the Company's right to terminate Purchaser's relationship with the Company at any time, with or without cause or notice.

(i)          Specific Performance. Purchaser understands and agrees that monetary damages would not adequately compensate the Company for the breach of this Agreement by Purchaser, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, Purchaser hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

[Signature page follows]

The parties have executed this Agreement as of the date first set forth above.

BEAUTYKIND, LLC

By:
	Name:	John Hilburn Davis IV
	Title:	President and Chief Executive Officer

Address:
6504 Aberdeen Avenue
Dallas, TX 75230

PURCHASER:

LAYN, LTD
By: Layn Management, LLC, its General Partner

By:
	Name:	John Hilburn Davis IV
	Title:	President

Address:
6504 Aberdeen Avenue
Dallas, TX 75230

Vesting Commencement
Date: October 1, 2013

[SIGNATURE PAGE TO COMMON UNIT PURCHASE AGREEMENT]

BEAUTYKIND, LLC

SPOUSAL CONSENT

I, [_______________], spouse of Purchaser named in the foregoing Common Unit Purchase Agreement ("Agreement"), confirm that I have read and I understand such Agreement. In consideration of the Company's granting my spouse the right to purchase the Units as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement, and further agree that any community property or similar interest that I may have in the Units shall be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Dated:

EXHIBIT A

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This BeautyKind, LLC Intellectual Property Assignment Agreement (this "Agreement") is entered as of _____ ___, 2014 by and between BeautyKind, LLC, a Texas limited liability company (the "Company"), and John Hilburn Davis IV, an individual ("Purchaser"). The assignment and units issuance hereunder is intended to qualify for tax-free treatment under Section 351 of the Internal Revenue Code of 1986, as amended.

1.	Assignment

Purchaser hereby assigns to the Company exclusively throughout the world all Purchaser's right, title, and interest (choate or inchoate) in and to (a) all ideas, inventions, concepts, business plans, and related work associated with the business idea for which the Company has been formed, as outlined in Attachment A hereto, (b) all work previously developed or produced in connection with the development of the Company's business, (c) all precursors, portions, and work in progress with respect thereto and all inventions, works of authorship, technology, information, know-how, techniques, concepts, ideas, materials, and tools relating thereto or to the development, support, or maintenance thereof, and (d) all copyrights, patent rights (including, without limitation, the patent rights listed on Attachment A hereto), trade secret rights, trademark rights, mask works rights, sui generis database rights, and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively, the "Intellectual Property").

2.	Consideration

The Company agrees to issue to Purchaser Common Units of the Company on the date of this Agreement pursuant to the provisions of that certain Common Unit Purchase Agreement of even date herewith by and between the Company and Purchaser. The Company's agreement to sell to Purchaser Common Units shall be the only consideration required to be transferred by the Company to Purchaser in exchange for Purchaser's assignment of the Intellectual Property to the Company (and no exercise by the Company of any Repurchase Option provided for in such Common Unit Purchase Agreement shall in any way affect or limit the assignment of Intellectual Property or Purchaser's obligations under this Agreement).

3.	Further Assurances; Moral Rights

(a)          Purchaser agrees to assist the Company in every legal way to evidence, record, and perfect the assignment set forth in Section 1 of this Agreement and to apply for and obtain recordation of, and from time to time enforce, maintain, and defend, such assigned rights. If the Company is unable for any reason whatsoever to secure the Purchaser's signature to any document it is entitled to under this Section 3(a), Purchaser hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorneys-in-fact with full power of substitution to act for and on his behalf and instead of Purchaser, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Purchaser.

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(b)          To the extent allowed by law, the Company and Purchaser acknowledge and agree that the assignment in Section 1 of this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist’s rights," "droit moral" or the like (collectively, "Moral Rights"). To the extent Purchaser retains any such Moral Rights under applicable law, Purchaser hereby ratifies and consents to, and provides all necessary ratifications and consents to, any action that may be taken with respect to such Moral Rights by or authorized by the Company; Purchaser agrees not to assert any Moral Rights with respect thereto. Purchaser will confirm any such ratifications, consents, and agreements from time to time as requested by the Company.

4.	Confidential Information

Purchaser will not use or disclose anything assigned to the Company hereunder or any other technical or business information or plans of the Company, except to the extent Purchaser (a) can document that it is generally available (through no fault of Purchaser) for use and disclosure by the public without any charge, license, or restriction, or (b) is permitted to use or disclose such information or plans pursuant to the Proprietary Information and Inventions Agreement to be entered into by and between Purchaser and the Company on or after the date of this Agreement. Purchaser recognizes and agrees that there is no adequate remedy at law for a breach of this Section 4, that such a breach would irreparably harm the Company and that the Company is entitled to equitable relief (including, without limitation, injunctions) with respect to any such breach or potential breach in addition to any other remedies.

5.	Warranty

Purchaser represents and warrants to the Company that the Purchaser (a) was the sole owner (other than the Company and any other individual executing an Intellectual Property Assignment Agreement with the Company on or about the date hereof) of all right, title, and interest in the Intellectual Property, (b) has not assigned, transferred, licensed, pledged, or otherwise encumbered any Intellectual Property or agreed to do so, (c) has full power and authority to enter into this Agreement and to make the assignment as provided in Section 1, (d) is not aware of any violation, infringement, or misappropriation of any third party's rights (or any claim thereof) by the Intellectual Property, (e) was not acting within the scope of employment by any third party when conceiving, creating, or otherwise performing any activity with respect to anything purportedly assigned in Section 1 of this Agreement, and (f) is not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Intellectual Property.

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6.	Miscellaneous

This Agreement is not assignable or transferable by Purchaser without the prior written consent of the Company; any attempt to do so shall be void. Any notice, report, approval, or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid, to the respective addresses of the parties as set forth below (or such other address as a party may designate by ten days' notice). No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of, the State of Texas and the United States without regard to conflicts of laws provisions thereof. The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses including, without limitation, attorneys' fees. The terms of this Agreement are confidential to the Company, and no press release or other written or oral disclosure of any nature regarding the compensation terms of this Agreement shall be made by Purchaser without the Company's prior written approval; provided, however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental rules. Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties. Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first indicated above.

BEAUTYKIND, LLC,
a Texas limited liability company

By:
Name:	John Hilburn Davis IV
Title:	President and Chief Executive Officer

Address:
6504 Aberdeen Avenue
Dallas, TX 75230

John Hilburn Davis IV,
an individual

(Signature)

Address:
6504 Aberdeen Avenue
Dallas, TX 75230

[SIGNATURE PAGE TO INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT]

Attachment A

Description of Intellectual Property

Descriptions of the business idea for which the Company has been formed, and of patents that are included in the Intellectual Property.

EXHIBIT B

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Common Unit Purchase Agreement between the undersigned ("Purchaser") and BeautyKind, LLC, a Texas limited liability company (the "Company"), dated ___________ (the "Agreement"), Purchaser hereby sells, assigns and transfers unto the Company _________ Common Units of the Company standing in Purchaser's name on the Company's books, and hereby irrevocably constitutes and appoints ____________________ to transfer such units on the books of the Company with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE EXHIBITS THERETO.

Dated:	LAYN, LTD
By: Layn Management, LLC, its General Partner

By:
	Name:	John Hilburn Davis IV
	Title:	President

[BLANKS ARE INTENTIONAL; PLEASE ONLY SIGN NAME]

EXHIBIT C

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer's gross income or alternative minimum taxable income, as applicable, for the current taxable year, the amount of any income that may be taxable to taxpayer in connection with taxpayer's receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER: John Hilburn Davis IV

NAME OF SPOUSE:

ADDRESS: 6504 Aberdeen Avenue

                     Dallas, TX 75230

IDENTIFICATION NO. OF TAXPAYER:

IDENTIFICATION NO. OF SPOUSE:

TAXABLE YEAR:

2.	The property with respect to which the election is made is described as follows:

3,890,500 Common Units of BeautyKind, LLC, a Texas limited liability company (the "Company"). The Common Units were issued by the Company, which is a limited liability company for whom the Taxpayer performs services, to and purchased by LAYN, Ltd., an entity owned by the Taxpayer.

3.	The date on which the property was transferred is _________________.

4.	The property is subject to the following restriction:

Repurchase option at original cost in favor of the Company upon termination of taxpayer's employment or consulting relationship. The number of units subject to repurchase declines over a period of four years.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is $389.05.

6.	The amount (if any) paid for such property is $389.05.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned's receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of such property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:
Taxpayer

Dated:
Spouse of Taxpayer

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